Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK	FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC
Stacy Berns/Melissa Jaffin
(212) 994-4660
HAMPSHIRE ADOPTS STOCKHOLDER RIGHTS PLAN AND AMENDS ITS BYLAWS
New York, N.Y. – August 13, 2008 – Hampshire Group, Limited (Pink Sheets: HAMP.PK) today announced that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company’s common stock held as of the close of business on August 25, 2008. The Rights will expire on August 23, 2013.
The Rights are intended to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.
The Company also announced that its Board of Directors has adopted amendments to the Company’s Bylaws implementing notice procedures for stockholder proposals and for nominations for the election of directors to be considered at annual or special meetings.
In a letter being sent to stockholders, the Board of Directors said the Rights Plan is intended to protect the interests of the Company’s stockholders in the event the Company is confronted with coercive or unfair takeover tactics. The tactics include “the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, a partial or two-tiered tender offer that does not treat all stockholders equally, or other coercive or unfair takeover tactics which the Board believes are not in the best interests of the Company’s stockholders.”
The Board of Directors stressed, however, that the Rights Plan “is not intended to prevent an acquisition of the Company on terms that your Board considers favorable and fair to, and in the best interests of, all stockholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company’s Board of Directors and its stockholders of their ability to determine the destiny of the Company.”
Each Right will entitle stockholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $33.00. The Rights will be exercisable and transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 15% or more of the Common Stock (such person or group, an “Acquiring Person”) (except, subject to certain limitations, for stockholders who, together with their affiliates and associates, currently own in excess of 15% of the Common Stock) or commences a tender or exchange offer upon consummation of which a person or group would own 15% or more of the outstanding Common Stock.

If any person becomes an Acquiring Person other than pursuant to an offer for all shares which is determined by the Board of Directors to be fair to and otherwise in the best interests of the Company and its stockholders, then each Right not owned by an Acquiring Person or certain related parties will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right’s exercise price. In addition, if, after any person has become an Acquiring Person, the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of such other person having a value of twice the Right’s exercise price.
The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until a person or group has become an Acquiring Person.
Details of the Stockholder Rights Plan are outlined in a summary of the Rights Plan which will be mailed to stockholders.
Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company’s business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; loss or inability to renew certain licenses; use of foreign suppliers to manufacture our products; failure to deliver quality products in a timely manner; chargebacks and margin support payments; challenges integrating businesses we have or may acquire; unanticipated results from the resolution of tax matters; investigations by government agencies and other potential litigation; material potential future restatements of our financial statements; and loss of certain key personnel.
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